Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports Third Quarter 2016 Net Income of $0.69, Net Income Excluding the Impact of the LPT of $0.59, and Operating Income of $0.57 per Diluted Share
Return on Equity of 10.7% and Operating Return on Equity of 8.2%

•	Third quarter net income, net income excluding the impact of the LPT and operating income of $22.6 million, $19.6 million and $18.7 million, respectively.

•	Third quarter combined ratio and combined ratio excluding the impact of the LPT of 93.5% and 95.2%, respectively, an improvement of 0.6 and 0.4 percentage points, year over year, respectively.

•	Third quarter net written premiums of $163.0 million, a decrease of $3.5 million year-over-year.

•	GAAP book value per share of $26.47, book value per share of $32.01 and adjusted book value per share of $28.35 increased 17%, 12% and 8%, respectively, year-over-year.

•	Board of Directors approved quarterly dividend per share of $0.09.

•	In-force payroll exposure increased 1.7% overall and 0.8% in California year-over-year.

•	In-force policies were flat overall, while policy count declined 5.5% in California year-over-year.

•	Net rate decreased 2.1% overall year-over-year.

•	Net earned premiums decreased 3.2% in the quarter, driven primarily by lower final audit premiums year-over-year.

•	Net investment income decreased $0.6 million in the quarter, year-over-year.
Reno, Nevada-October 26, 2016-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income and net income excluding the impact of the LPT of $22.6 million, or $0.69 per diluted share, and $19.6 million, or $0.59 per diluted share, respectively, for the third quarter of 2016. Operating income was $18.7 million, or $0.57 per diluted share, for the quarter ended September 30, 2016. The Company’s loss ratio before the LPT decreased approximately two percentage points in the quarter. The Company’s commission expense and underwriting and other operating expense ratios increased slightly over the previous year’s third quarter. Per diluted share amounts benefited from the impact of $11.6 million in share repurchases.

Highlights(1)
(in millions, except per share amounts and percentages)	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change		2016	2015	Change
Net written premiums	$163.0	$166.5	(2)%		$540.4	$526.7	3%
Total revenues	$192.8	$199.5	(3)%		$586.6	$567.6	3%

Operating income	$18.7	$20.6	(9)%		$51.9	$47.2	10%
Operating income per diluted share	$0.57	$0.63	(10)%		$1.57	$1.45	8%
Net income	$22.6	$24.5	(8)%		$71.2	$67.7	5%
Net income per diluted share	$0.69	$0.75	(8)%		$2.16	$2.08	4%
Net income before the impact of the LPT(2)	$19.6	$21.8	(10)%		$57.6	$50.2	15%
Net income before the impact of the LPT per diluted share(2)	$0.59	$0.67	(12)%		$1.74	$1.54	13%

Diluted weighted average shares outstanding	32,948,962	32,524,340	1%		33,015,873	32,498,093	2%

Combined ratio	93.5%	94.1%	(0.6)	pts	94.3%	95.1%	(0.8)	pts
Combined ratio before the impact of the LPT	95.2%	95.6%	(0.4)	pts	96.9%	98.5%	(1.6)	pts

Operating return on equity	8.2%	9.9%	(1.7)	pts	7.8%	7.7%	0.1	pts
Return on equity	10.7%	13.6%	(2.9)	pts	11.8%	12.8%	(1.0)	pts

				Change from
	September 30,	December 31,	September 30,	December 31,	September 30,
	2016	2015	2015	2015	2015
GAAP book value per share	$26.47	$23.62	$22.63	12%	17%
Book value per share(3)	$32.01	$29.50	$28.63	9%	12%
Adjusted book value per share(4)	$28.35	$26.90	$26.23	5%	8%

(1) See Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP for additional definitions and calculations.
(2) The Loss Portfolio Transfer (“LPT”) Agreement was a non-recurring transaction that does not result in ongoing cash benefits.
(3) Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
(4) Adjusted book value per share is book value less accumulated other comprehensive income, net, divided by the number of common shares outstanding.
Chief Executive Officer Douglas Dirks commented on the results:
“Our third quarter combined ratio before the impact of the LPT of 95.2% is one of the best combined ratios in the Company’s history. We delivered strong results in the quarter which reflect improved underwriting performance, strong policy retention and an increase in premium from new business written. Gross and net premium written declined due to a $5.0 million decrease in final audit premium relative to the third quarter of last year. The change in final audit premium stems from the higher than normal final audit premium in the third quarter of 2015 based on increased payrolls observed and a change in the final audit process that encouraged a greater level of compliance.

We continue to expand our distribution channel of partners and agents focused on small business as we entered the state of Massachusetts in the third quarter. We now operate in 34 of our 44 targeted states. As we entered New York earlier this year and now Massachusetts, we initially work with our long-standing national distribution partners as they have an understanding of our risk appetite. In addition, we are focused on data-driven risk selection and appropriate pricing as we implement our predictive analytics initiative in the areas of underwriting, pricing, and eventually, claims. We also continue with the replacement of our policy administration system which is a multi-year initiative.

Throughout this year and into next year, we have experienced and expect we will continue to experience competitive markets and increasing pressure on rates in line with improvements in loss costs in most of the states in which we operate. In light of these continuing issues, we are very pleased with our strong performance in the third quarter.”

Third Quarter 2016 Results
(All comparisons vs. third quarter 2015, unless noted otherwise).
Net income of $22.6 million after-tax decreased $1.9 million. The decline in net income represents the cumulative effects of slight decreases in net investment income and realized gains, an increase in income taxes related to higher underwriting income, and lower net earned premium resulting from a decline in final audit premium related to higher than normal final audit premium in the third quarter of last year. Favorable impacts to net income included higher underwriting income driven by lower losses and LAE resulting from a decline in the provision rate for current accident year. Our current accident year loss estimate of 64.1% declined 2.2 percentage points relative to last year’s third quarter. This decrease reflects the impact of key business initiatives, including an increased emphasis on the settlement of open indemnity claims, diversification of our risk exposure across our markets, targeting profitable business across all of our markets, increasing rates on business in the Los Angeles area and continuing growth in and outside of Southern California.
Underwriting results

•	The combined ratio before the impact of the LPT remained strong at 95.2%, representing one of the best combined ratios in the Company’s history.

•	The loss ratio before the LPT of 64.6% decreased 1.6 percentage points primarily due to the decline in the loss provision rate.

•	The commission expense ratio of 12.3% increased 0.6 percentage points.

•	The underwriting and other expense ratio of 18.3% also increased 0.6 percentage points.
Gross written premiums of $164.4 million decreased year-over-year primarily due to a $5.0 million decrease in final audit premium year-over-year. In-force premium in states outside California grew 2.3% while in-force premium in California decreased by 2.5%. Policy count outside of California grew 6.2% while policy count in California declined 5.5%. Our in-force premiums and policy count in the Los Angeles area of California declined 13.2% and 13.9%, respectively, year-over-year as of September 30, 2016, while our in-force premiums and policy count in California outside of the Los Angeles area increased 10.3% and 4.1%, respectively, during the same period. While overall renewal premiums were down slightly in the third quarter year-over-year, primarily driven by lower net rates, our premiums from new business written and our policy unit retention rate increased compared to the same period of 2015.
Net rate (total in-force premiums divided by total insured payroll exposure) decreased 2.1%.
Net investment income of $17.9 million pre-tax decreased relative to the third quarter of last year. Net realized gains on investments were $1.6 million in the third quarter compared with $2.0 million in the third quarter of last year.
Stockholders’ Equity including the Deferred Gain
Stockholders’ equity plus Deferred reinsurance gain - LPT Agreement was $1,027.9 million, an increase of 8.2% from year-end 2015, including an increase in after-tax net unrealized investment gains of $34.0 million from year-end 2015. After-tax net unrealized investment gains were $117.6 million compared to $83.6 million at year-end 2015. Also, at the end of the third quarter, the ratio of debt to capital was 3.0%. The Company repurchased 399,739 shares in the quarter ended September 30, 2016 at an average price of $29.10 per share, including commissions, for a total of $11.6 million.
The Board of Directors declared a fourth quarter 2016 dividend of nine cents per share. The dividend is payable on November 23, 2016 to stockholders of record as of November 9, 2016.
Conference Call and Web Cast; Form 10-Q; Supplemental Information
The Company will host a conference call on Thursday, October 27, 2016, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 96092684 .
EHI expects to file its Form 10-Q for the quarter ended September 30, 2016, with the Securities and Exchange Commission (“SEC”) on or about Thursday, October 27, 2016. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's expansion plans and expectations regarding competitive markets, rate pressure and improvements in loss costs. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
Contact:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2016 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015
Revenues	(unaudited)		(unaudited)
Gross premiums written	$164,400	$168,500	$545,700	$533,100
Net premiums written	$163,000	$166,500	$540,400	$526,700
Net premiums earned	$173,300	$179,000	$522,800	$508,600
Net investment income	17,900	18,500	54,100	53,800
Net realized gains on investments	1,600	2,000	9,100	5,100
Other income	—	—	600	100
Total revenues	192,800	199,500	586,600	567,600

Expenses
Losses and loss adjustment expenses	109,000	115,800	328,000	323,500
Commission expense	21,300	21,000	63,500	62,600
Underwriting and other operating expenses	31,700	31,600	101,600	97,600
Interest expense	400	700	1,200	2,100
Total expenses	162,400	169,100	494,300	485,800

Net income before income taxes	30,400	30,400	92,300	81,800
Income tax expense	7,800	5,900	21,100	14,100
Net income	$22,600	$24,500	$71,200	$67,700

Comprehensive income
Unrealized (losses) gains during the period (net of tax (benefit) expense of $(2,300) and $(5,900) for the three months ended September 30, 2016 and 2015, respectively, and $21,500 and $(14,200) for the nine months ended September 30, 2016 and 2015, respectively)	$(4,200)	$(11,100)	$39,900	$(26,500)
Reclassification adjustment for realized gains in net income (net of taxes of $600 and $700 for the three months ended September 30, 2016 and 2015, respectively, and $3,200 and $1,800 for the nine months ended September 30, 2016 and 2015, respectively)	(1,000)	(1,300)	(5,900)	(3,300)
Other comprehensive (loss) income, net of tax	(5,200)	(12,400)	34,000	(29,800)
Total comprehensive income	$17,400	$12,100	$105,200	$37,900

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
	As of	As of
(in thousands, except share data)	September 30, 2016	December 31, 2015
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,273,100 at September 30, 2016 and $2,221,100 at December 31, 2015)	$2,383,900	$2,288,500
Equity securities at fair value (cost $114,400 at September 30, 2016 and $137,500 at December 31, 2015)	184,500	198,700
Short-term investments at fair value (amortized cost $14,000 at September 30, 2016)	14,000	—
Total investments	2,582,400	2,487,200
Cash and cash equivalents	84,100	56,600
Restricted cash and cash equivalents	2,700	2,500
Accrued investment income	20,300	20,600
Premiums receivable (less bad debt allowance of $10,700 at September 30, 2016 and $12,200 at December 31, 2015)	317,100	301,100
Reinsurance recoverable for:
Paid losses	8,300	7,700
Unpaid losses	591,500	628,200
Deferred policy acquisition costs	46,800	44,300
Deferred income taxes, net	41,100	67,900
Property and equipment, net	22,600	24,900
Intangible assets, net	8,300	8,500
Goodwill	36,200	36,200
Contingent commission receivable—LPT Agreement	31,100	29,200
Other assets	31,800	40,900
Total assets	$3,824,300	$3,755,800
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,330,000	$2,347,500
Unearned premiums	325,600	308,900
Total claims and policy liabilities	2,655,600	2,656,400
Commissions and premium taxes payable	50,500	52,500
Accounts payable and accrued expenses	17,500	24,100
Deferred reinsurance gain—LPT Agreement	177,800	189,500
Notes payable	32,000	32,000
Other liabilities	40,800	40,500
Total liabilities	$2,974,200	$2,995,000
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,124,974 and 55,589,454 shares issued and 32,109,976 and 32,216,480 shares outstanding at September 30, 2016 and December 31, 2015, respectively	$600	$600
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	368,600	357,200
Retained earnings	744,500	682,000
Accumulated other comprehensive income, net	117,600	83,600
Treasury stock, at cost (24,014,998 shares at September 30, 2016 and 23,372,974 shares at December 31, 2015)	(381,200)	(362,600)
Total stockholders’ equity	850,100	760,800
Total liabilities and stockholders’ equity	$3,824,300	$3,755,800

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
(in thousands)	2016	2015
Operating activities	(unaudited)
Net income	$71,200	$67,700
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,400	5,900
Stock-based compensation	4,300	3,200
Amortization of premium on investments, net	11,400	9,500
Allowance for doubtful accounts	(1,500)	3,700
Deferred income tax expense	8,500	4,500
Realized gains on investments, net	(9,100)	(5,100)
Excess tax benefits from stock-based compensation	—	(800)
Other	(200)	(100)
Change in operating assets and liabilities:
Premiums receivable	(14,500)	(14,300)
Reinsurance recoverable for paid and unpaid losses	36,100	38,000
Federal income taxes	3,000	2,200
Unpaid losses and loss adjustment expenses	(17,500)	(11,800)
Unearned premiums	16,700	16,300
Accounts payable, accrued expenses and other liabilities	(6,200)	2,400
Deferred reinsurance gain—LPT Agreement	(11,700)	(14,600)
Contingent commission receivable—LPT Agreement	(1,900)	(2,800)
Other	2,000	(9,900)
Net cash provided by operating activities	97,000	94,000
Investing activities
Purchase of fixed maturity securities	(325,200)	(365,600)
Purchase of equity securities	(38,800)	(77,700)
Purchase of short-term investments	(8,000)	(18,500)
Proceeds from sale of fixed maturity securities	111,700	87,000
Proceeds from sale of equity securities	70,200	21,400
Proceeds from maturities and redemptions of investments	145,100	214,000
Capital expenditures	(3,900)	(7,400)
Change in restricted cash and cash equivalents	(200)	7,700
Net cash used in investing activities	(49,100)	(139,100)
Financing activities
Acquisition of treasury stock	(18,600)	—
Cash transactions related to stock-based compensation	7,100	3,100
Dividends paid to stockholders	(8,800)	(5,800)
Payments on notes payable and capital leases	(100)	(400)
Excess tax benefits from stock-based compensation	—	800
Net cash used in financing activities	(20,400)	(2,300)
Net increase (decrease) in cash and cash equivalents	27,500	(47,400)
Cash and cash equivalents at the beginning of the period	56,600	103,600
Cash and cash equivalents at the end of the period	$84,100	$56,200

Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP
The Company uses the following measures to evaluate its financial performance for the periods presented. Certain measures are considered non-GAAP financial measures under applicable SEC rules and include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measures.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. Some of these measures also exclude net realized gains, net of taxes, and/or accumulated other comprehensive income, net of taxes, and amortization of intangibles, net of taxes. Management believes these are important indicators of how well the Company creates value for its stockholders through its operating activities and capital management. These measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations or can be impacted by both discretionary and other economic factors and may not represent operating trends.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable. Reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures are provided in the following discussion.
Net Income before impact of the LPT Agreement is net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Operating income is net income before the impact of the LPT excluding net realized gains on investments, net of taxes, and amortization of intangibles, net of taxes.
Reconciliation of Net Income to Net Income Before Impact of the LPT and Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2016	2015	2016	2015
Net income	$22.6	$24.5	$71.2	$67.7
Less: Impact of the LPT Agreement	3.0	2.7	13.6	17.5
Net income before impact of the LPT	19.6	21.8	57.6	50.2
Less: Net realized gains on investments, net of taxes	1.0	1.3	5.9	3.3
Plus: Amortization of intangibles, net of taxes	0.1	0.1	0.2	0.3
Operating income	$18.7	$20.6	$51.9	$47.2

	Years Ended
	December 31,
(in millions)	2015	2014	2013
Net income	$94.4	$100.7	$63.8
Less: Impact of the LPT Agreement	20.4	55.0	37.9
Net income before impact of the LPT	74.0	45.7	25.9
Less: Net realized gains on investments, net of taxes	(7.0)	10.6	6.2
Plus: Amortization of intangibles, net of taxes	0.3	0.5	0.6
Operating income	$81.3	$35.6	$20.3

Reconciliation of Net Income per Share to Operating Income per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Weighted average shares outstanding
Basic	32,449,617	32,184,143	32,497,478	32,000,142
Diluted	32,948,962	32,524,340	33,015,873	32,498,093

Basic earnings per common share
Net income	$0.70	$0.76	$2.19	$2.12
Less: Impact of the LPT Agreement	0.10	0.08	0.42	0.55
Net income before the impact of the LPT	0.60	0.68	1.77	1.57
Less: Net realized gains on investments, net of taxes	0.02	0.04	0.18	0.11
Plus: Amortization of intangibles, net of taxes	—	—	0.01	0.01
Operating income per basic share	$0.58	$0.64	$1.60	$1.47

Diluted earnings per common share
Net income	$0.69	$0.75	$2.16	$2.08
Less: Impact of the LPT Agreement	0.10	0.08	0.42	0.54
Net income before the impact of the LPT	0.59	0.67	1.74	1.54
Less: Net realized gains on investments, net of taxes	0.02	0.04	0.18	0.10
Plus: Amortization of intangibles, net of taxes	—	—	0.01	0.01
Operating income per diluted share	$0.57	$0.63	$1.57	$1.45
Deferred reinsurance gain–LPT Agreement (Deferred Gain) reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Stockholders' Equity Including the Deferred Gain is stockholders' equity including the Deferred reinsurance gain–LPT Agreement.
Average Stockholders' Equity Including the Deferred Gain is the sum of stockholders' equity including the deferred gain at the beginning and end of each of the periods presented divided by two.
Average stockholders' equity is the sum of stockholders' equity at the beginning and end of each of the periods presented divided by two.
Adjusted stockholders' equity is stockholders' equity including the Deferred Gain, less accumulated other comprehensive income, net.
Average adjusted stockholders' equity is the average of stockholders' equity including the deferred reinsurance gain-LPT Agreement, less accumulated other comprehensive income, net, for all quarters included in the calculation.
Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
Adjusted book value per share is adjusted stockholders' equity divided by the number of common shares outstanding.
GAAP book value per share is stockholders' equity divided by the number of common shares outstanding.

Reconciliation of Stockholders' Equity to Stockholders' Equity Including the Deferred Gain and Adjusted Stockholders' Equity

	As of		Years Ended
	September 30,		December 31,
(in millions, except share data)	2016	2015	2015	2014	2013
Stockholders' equity	$850.1	$726.0	$760.8	$686.8	$568.7
Deferred reinsurance gain–LPT Agreement	177.8	192.4	189.5	207.0	249.1
Stockholders' equity including the Deferred Gain	1,027.9	918.4	950.3	893.8	817.8
Less: Accumulated other comprehensive income, net	117.6	77.1	83.6	106.9	90.4
Adjusted stockholders' equity	$910.3	$841.3	$866.7	$786.9	$727.4

Common shares outstanding	32,109,976	32,078,443	32,216,480	31,493,828	31,299,930

Book value per share	$32.01	$28.63	$29.50	$28.38	$26.13
Adjusted book value per share	28.35	26.23	26.90	24.99	23.24
GAAP book value per share	26.47	22.63	23.62	21.81	18.17
Operating return on equity is the ratio of annualized operating income to adjusted average stockholders' equity for the periods presented.
Adjusted return on equity is the ratio of annualized net income before the LPT to average stockholders' equity including the Deferred Gain.
Return on equity is the ratio of annualized net income to average stockholders' equity for the periods presented.
Reconciliation of Operating Return on Equity and Adjusted Return on Equity to Return on Equity

	Three Months Ended		Nine Months Ended		Years Ended
	September 30,		September 30,		December 31,
(in millions, except for percentages)	2016	2015	2016	2015	2015	2014
Annualized operating income	$74.8	$82.4	$69.2	$62.9
Operating income					$81.3	$35.6
Average adjusted stockholders' equity	906.8	830.7	888.5	814.1	826.8	757.2
Operating return on equity	8.2%	9.9%	7.8%	7.7%	9.8%	4.7%

Annualized net income before impact of the LPT	$78.4	$87.2	$76.8	$66.9
Net income before impact of the LPT					$74.0	$45.7
Average stockholders' equity including the Deferred Gain	1,027.0	914.0	989.1	906.1	922.1	855.8
Adjusted return on equity	7.6%	9.5%	7.8%	7.4%	8.0%	5.3%

Annualized net income	$90.4	$98.0	$94.9	$90.3
Net income					$94.4	$100.7
Average stockholders' equity	847.7	720.3	805.5	706.4	723.8	627.8
Return on equity	10.7%	13.6%	11.8%	12.8%	13.0%	16.0%

Calculation of Combined Ratio before the Impact of the LPT Agreement and Reconciliation to Current Accident Period Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except for percentages)	2016	2015	2016	2015
	(unaudited)
Net premiums earned	$173.3	$179.0	$522.8	$508.6

Losses and loss adjustment expenses	109.0	115.8	328.0	323.5
Loss & LAE ratio	62.9%	64.7%	62.7%	63.6%

Amortization of Deferred Gain related to losses	$2.5	$2.3	$7.2	$7.1
Amortization of Deferred Gain related to contingent commission	0.5	0.4	1.5	1.4
LPT Reserve Adjustment	—	—	3.1	6.4
LPT Contingent Commission Adjustment	—	—	1.8	2.6
Loss & LAE before impact of LPT	$112.0	$118.5	$341.6	$341.0
Impact of LPT	1.7%	1.5%	2.6%	3.4%
Loss & LAE ratio before impact of LPT	64.6%	66.2%	65.3%	67.0%

Commission expense	$21.3	$21.0	$63.5	$62.6
Commission expense ratio	12.3%	11.7%	12.1%	12.3%

Underwriting & other operating expenses	$31.7	$31.6	$101.6	$97.6
Underwriting & other operating expenses ratio	18.3%	17.7%	19.5%	19.2%

Total expenses	$162.0	$168.4	$493.1	$483.7
Combined ratio	93.5%	94.1%	94.3%	95.1%

Total expense before impact of the LPT	$165.0	$171.1	$506.7	$501.2
Combined ratio before the impact of the LPT	95.2%	95.6%	96.9%	98.5%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$112.0	$118.5	$341.6	$341.0
Plus: Favorable (unfavorable) prior period reserve development	(0.8)	0.1	1.5	(1.3)
Accident period losses & LAE before impact of LPT	$111.2	$118.6	$343.1	$339.7

Losses & LAE ratio before impact of LPT	64.6%	66.2%	65.3%	67.0%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.5)	0.1	0.3	(0.2)
Accident period losses & LAE ratio before impact of LPT	64.1%	66.3%	65.6%	66.8%

Combined ratio before impact of the LPT	95.2%	95.6%	96.9%	98.5%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.5)	0.1	0.3	(0.2)
Accident period combined ratio before impact of LPT	94.7%	95.7%	97.2%	98.3%
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. The commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.